                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [x] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           SEAGULL ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                      LOGO

                           SEAGULL ENERGY CORPORATION
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 13, 1997

To the Shareholders:

     The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Seagull Energy Corporation (the "Company") will be held on Tuesday, May 13, 1997 at 10:00 a.m., local time, in the Grand Ballroom of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the following purposes:

     1. To elect one director to serve until the 1998 Annual Meeting of Shareholders, two directors to serve until the 1999 Annual Meeting of Shareholders and five directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To approve an amendment to the Bylaws of the Company to increase the permitted number of directors and modify the classified Board provisions.

     3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     4. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

     The close of business on March 20, 1997, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          /s/ SYLVIA SANCHEZ
                                          -------------------------------------
                                          Sylvia Sanchez
                                            Secretary
March 31, 1997

                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                              HOUSTON, TEXAS 77002
                                 (713) 951-4700

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Seagull Energy Corporation (the "Company") for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 13, 1997 at 10:00 a.m., local time, in the Grand Ballroom of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Georgeson & Company Inc. has been retained to assist the Company in the solicitation of proxies in connection with the Annual Meeting for a fee of $10,000, plus out-of-pocket expenses. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about March 31, 1997.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 20, 1997, the record date for the determination of shareholders entitled to notice of and to vote at the Annual
Meeting, there were outstanding      shares of Common Stock, each share of which
is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     Seagull's annual report to shareholders for the year ended December 31, 1996, including financial statements, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Shareholders in 1999, 1997 and 1998. R. A. Walker was elected in October 1996 to serve as a director in Class III. The Bylaws of the Company require that Mr. Walker stand for re-election by the shareholders to continue serving in Class III from the date of election until the 1998 Annual Meeting of Shareholders and until his successor shall have been elected and qualified. Robert F. Vagt and Milton Carroll were elected in October 1996 and January 1997, respectively, to serve as directors in Class I. The Bylaws of the Company require that Messrs. Vagt and Carroll stand for re-election by the shareholders to continue serving in Class I from the date of election until the 1999 Annual Meeting of Shareholders and until their successors shall have been elected and qualified. J. Evans Attwell, Richard J. Burgess, Barry J. Galt, Dee S. Osborne and Sidney R. Petersen have been nominated to continue serving in Class II and, if re-elected, will serve until the Company's 2000 Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified. The remaining seven directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1998 or 1999. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under the Texas Business Corporation Act and the Company's Articles of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages and principal occupations of the nominees and directors, directorships in other companies held by them and the length of continuous service as a director of the
Company:

        NOMINEES AND                                                                   DIRECTOR
         DIRECTORS                PRINCIPAL OCCUPATION AND DIRECTORSHIPS        AGE     SINCE
        ------------              --------------------------------------        ---    --------
CLASS II NOMINEES
-------------------
J. Evans Attwell............  Vinson & Elkins L.L.P.; Director, American        66       1974
                              General Corporation and Interra Financial
                              Corporation
Richard J. Burgess..........  Retired Vice Chairman of the Board, CMS NOMECO    65       1996
                              Oil & Gas Co.
Barry J. Galt...............  Chairman of the Board and Chief Executive         63       1983
                              Officer of the Company; Director, Standard
                              Insurance Company and Trinity Industries, Inc.
Dee S. Osborne..............  President, Finial Investment Corporation          66       1983
                              (investments); Director, EOTT Energy Corp.
                              (the general partner of EOTT Energy Partners,
                              L.P.); and Chairman and Director, People's
                              Choice TV of Houston, Inc.
Sidney R. Petersen..........  Retired Chairman of the Board and Chief           66       1996
                              Executive Officer, Getty Oil Company;
                              Director, Avery Dennison Corporation, NICOR,
                              Inc., Group Technologies Corp., and Union Bank
                              of California
CLASS I DIRECTORS
------------------
John W. Elias...............  Executive Vice President of the Company           56       1993
Milton Carroll..............  Chairman of the Board, President and Chief        46       1996
                              Executive Officer, Instrument Products, Inc.;
                              Director, PanEnergy Corp, Blue Cross Blue
                              Shield of Texas and Federal Reserve Bank of
                              Dallas
Peter J. Fluor..............  President and Chief Executive Officer, Texas      49       1980
                              Crude Energy, Inc. (independent oil and gas
                              company); Director, Fluor Corporation
Sam F. Segnar...............  Retired Chairman of the Board and Chief           69       1986
                              Executive Officer, Enron Corp.; Director,
                              MAPCO, Inc. and Textron, Inc.; Advisory
                              Director, Gulf States Utilities Company
Robert F. Vagt..............  President and Chief Operating Officer of the      50       1996
                              Company; Director, Monterey Resources

CLASS III DIRECTORS
--------------------
Thomas H. Cruikshank...............  Retired Chairman and Chief Executive Officer of                    65         1996
                                     Halliburton Company; Director, The Goodyear Tire & Rubber
                                     Company, Lehman Brothers Holdings, Inc. and The Williams
                                     Companies, Inc.
William R. Grant...................  Chairman, Galen Associates (venture capital health care);          72         1986
                                     Director, Allergan, Inc., Fluor Corporation, MiniMed,
                                     Inc., New York Life Insurance Company, SmithKline
                                     Beecham, p.l.c. and Witco Corporation
Dean P. Guerin.....................  Retired Chairman, Eppler, Guerin and Turner and                    73         1982
                                     Berry-Barnett Food Distribution Co., Inc.; Director, Lone
                                     Star Technologies and Trinity Industries, Inc.
Richard M. Morrow..................  Retired Chairman of the Board and Chief Executive                  71         1992
                                     Officer, Amoco Corporation; Director, Marsh & McLennan
                                     Companies, Inc., and Potlatch Corporation
R. A. Walker.......................  Managing Director, Prudential Capital Group (in-                   40         1996
                                     vestments); Director, YPF/Maxus Energy and Coca-Cola
                                     Bottling Group (Southwest)

     Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Burgess served as an officer of CMS NOMECO Oil & Gas Co. since 1967, a Director since 1968, and its President and Chief Executive Officer since 1981. Mr. Burgess retired as Vice Chairman of the Board of CMS NOMECO in June 1996.

     Mr. Elias served for 30 years with Amoco Production Company and its parent, Amoco Corporation, in a variety of operational and management positions. Most recently, he served as Executive Vice President of Natural Gas for Amoco Production from November 1988 to January 1993. Mr. Elias was elected Executive Vice President of the Company in March 1993 and served as Chief Operating Officer from January 1, 1995 to October 3, 1996.

     Mr. Segnar served as Chairman of the Board and Chief Executive Officer of HNG/InterNorth, Inc. (now Enron Corp.) from 1984 until his retirement in early 1986. He served as Chairman of the Board of Vista Chemical, Inc. from October 1986 to October 1988 and as Chairman of the Board of Collecting Bank, National Association from April 1988 to February 1993.

     Mr. Vagt served as Chairman of the Board, President and Chief Executive Officer of Global Natural Resources, Inc. from 1992 to October 1996. He was elected President and Chief Operating Officer of the Company in October 1996.

     Mr. Cruikshank served as an officer of Halliburton Company since 1969, a Director since 1977, its Chief Executive Officer since 1983 and its Chairman since 1989. Mr. Cruikshank retired from Halliburton in January 1996.

     Mr. Guerin served as Chairman of the Board of Eppler, Guerin & Turner, Inc. from 1951 until his retirement in December 1987. He served as Chairman of the Board of Berry-Barnett Food Distribution Co., Inc. from 1990 until 1994.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth Common Stock beneficially owned by (i) each nonemployee director, (ii) the CEO and each of the other four most highly compensated executive officers (the "Named Officers") and (iii) the directors, Named Officers and other executive officers of the Company as a group:

                                                        COMMON STOCK
                                                    BENEFICIALLY OWNED(1)
                                              ---------------------------------
                                               NUMBER                  PERCENT
                                              OF SHARES                OF CLASS
                                              ---------                --------
NONEMPLOYEE DIRECTORS:
  J. Evans Attwell..........................     40,800(2)               *
  Richard J. Burgess........................      5,000(2)               *
  Milton Carroll............................      1,000                  *
  Thomas H. Cruikshank......................      7,400(2)               *
  Peter J. Fluor............................     32,798(2)(3)            *
  William R. Grant..........................     12,400(2)               *
  Dean P. Guerin............................     48,500(2)               *
  Richard M. Morrow.........................     16,800(2)               *
  Dee S. Osborne............................     39,600(2)               *
  Sidney R. Petersen........................     19,360(2)               *
  Sam F. Segnar.............................     12,200(2)               *
  R. A. Walker..............................          0(4)
NAMED OFFICERS:
  Barry J. Galt.............................    773,690(2)(5)(6)(7)(8)      %
  Robert F. Vagt............................
  John W. Elias.............................     45,270(2)(6)(7)(8)      *
  Richard F. Barnes.........................     81,620(2)(8)            *
  T. P. McConn..............................     94,838(2)(6)(7)(8)
  John N. Goodpasture.......................     70,149(2)(6)(7)(8)
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (32 PERSONS)..............................  1,905,450(9)                  %

---------------

 *  Less than 1%.

(1) Unless otherwise indicated, beneficial owners have sole voting and investment power with respect to the shares listed. Amounts shown are as of March 20, 1997, except for amounts held by the trustee of the Company's Thrift Plan and Employee Stock Ownership Plan, which are as of December 31, 1996.

(2) Includes a portion of the 926,220 shares that the nonemployee directors and the above Named Officers have a right to purchase within 60 days pursuant to stock options ("Options") granted under the Company's stock option plans. Such shares are allocated as follows: Messrs. Attwell, Fluor, Grant, Guerin, Morrow, Osborne, and Segnar -- each 10,800, Mr. Cruikshank -- 2,400, Mr.
    Petersen -- 17,600, Mr. Galt -- 600,000, Mr. Vagt --        , Mr.
    Elias -- 40,000, Mr. Barnes -- 69,620, Mr. McConn -- 84,400 and Mr.
    Goodpasture -- 54,600. Prior to exercising these Options, the directors and officers will have no voting or investment power with respect to said shares.

(3) Includes 4,000 shares held by certain trusts with respect to which Mr. Fluor is the sole trustee but for which he disclaims any beneficial ownership.

(4) Does not include 6,546,741 shares held by The Prudential Insurance Company of America ("Prudential"). Mr. Walker is the Managing Director of Prudential Capital Group, an affiliate of Prudential. See "Principal Shareholders."

(5) Includes 30,000 shares held by certain trusts with respect to which Mr. Galt disclaims any beneficial ownership.

(6) Includes a portion of the 61,984 shares held by the trustee of the Company's Thrift Plan for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr. Galt -- 12,690, Mr.
    Vagt --        , Mr. Elias -- 2,270, Mr. McConn -- 2,000 and Mr.
    Goodpasture -- 13,549.

(7) Includes a portion of the           shares held by the trustee of the
    Company's Employee Stock Ownership Plan for which the above Named Officers have sole voting power and no investment power. Shares held are as follows:
    Mr. Galt --             , Mr. Elias --             , Mr. McConn --
                and Mr. Goodpasture.

(8) Includes a portion of the 21,000 total aggregate shares of Restricted Stock held by the Company for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr.
    Galt -- 6,000, Mr. Elias -- 3,000, Mr. Barnes -- 2,000, Mr. McConn -- 2,000
    and Mr. Goodpasture -- 2,000.

(9) Includes           shares held for directors and executive officers as a
    group in the Company's Thrift Plan, Capital Accumulation Plan, Employee Stock Ownership Plan and in Restricted Stock for which such persons have sole voting power and no investment power. Also, includes 1,490,948 shares for directors and executive officers as a group that said persons have the right to purchase within 60 days pursuant to Options granted under the Company's stock option plans. Prior to exercising these Options, said persons will have no voting or investment power with respect to said shares.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held sixteen meetings during 1996. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served.

     The Company has the following standing committees:

          Audit Committee. The Audit Committee, which currently consists of Messrs. Grant, Guerin, Morrow, Petersen and Segnar, met three times during 1996. Mr. Petersen was elected a Committee member on November 7, 1996. The Committee's principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function, both independent and internal.

        Compensation Committee. The Compensation Committee, which currently consists of Messrs. Fluor, Cruikshank, Osborne and Segnar, met seven times during 1996. Mr. Cruikshank was elected a Committee member on May 14, 1996. The Committee's principal functions are to study, advise and consult with the Company's management respecting the compensation of officers and other key employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

          Executive Committee. The Executive Committee, which currently consists of Messrs. Attwell, Galt, Osborne, Segnar and Vagt, met one time during 1996. Mr. Vagt was elected a Committee member on November 7, 1996. The Committee's principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

          Nominating Committee. The Nominating Committee, which currently consists of Messrs. Attwell, Burgess, Grant, Morrow and Walker, met two times during 1996. Messrs. Burgess and Walker were elected as Committee members on November 7, 1996. The Committee's principal function is to make proposals to the full Board of Directors for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating Committee will consider suggestions from any source, particularly shareholders, regarding possible candidates for director. With respect to the procedures that must be followed in order for nominations from shareholders to be considered, see "Shareholder Proposals and Director Nominations."

COMPENSATION OF DIRECTORS

     During 1996, each director of the Company who is not a full-time employee was paid an annual director's fee of $24,000 plus $1,000 for each Board of Directors and Committee meeting attended. A nonemployee director who attends a meeting of a committee of which he is not a member is entitled to an attendance fee of $1,000. Each nonemployee director who serves as a committee chairman receives an additional $1,000 per year. During 1996, the Company paid an aggregate of $439,750 in fees to its non-employee directors.

     Stock Options. The Nonemployee Directors Stock Option Plan (the "Directors Option Plan") provides for the grant of options to acquire Common Stock to each director who is not and never has been an employee of the Company (an "Eligible Director"). On the date of any Annual Meeting of Shareholders prior to the termination of the Directors Option Plan, each Eligible Director who is continuing in office will automatically receive an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each Eligible Director who is elected or appointed to the Board of Directors for the first time will receive on the date of such director's election or appointment an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. All outstanding options have terms of ten years and vest 20% per year over the initial five years of their terms.

     Deferred Fee Plan. The Company has an Outside Directors Deferred Fee Plan (the "Deferred Fee Plan"), a non-qualified deferred compensation plan. The Deferred Fee Plan requires the automatic deferral of one-half of the annual retainer fee for all directors who are not employees of the Company ("Outside Directors"). In addition, Outside Directors may elect to defer all or a portion of their remaining directors' fees under the Deferred Fee Plan. Amounts automatically deferred under the Deferred Fee Plan are credited based upon "phantom stock" units, which have the same value as Common Stock, which increase or decrease in value to the full extent of any increase or decrease in the value of Common Stock and which receive credit for any cash or stock dividends paid with respect to Common Stock. With respect to fees deferred by Outside Directors prior to January 1, 1991, or fees deferred in excess of the one-half automatic deferral, Outside Directors are permitted to make quarterly elections regarding the method of income crediting for these deferrals, which may be credited either based upon "phantom stock" units or with interest equivalents based upon the prime rate of interest as published in The Wall Street Journal on the last day of the quarter, plus a bonus rate of interest of up to 2% depending on the number of years the Outside Director has served on the Board. All "phantom stock" units credited to Outside Directors' accounts must remain so credited until distribution or, if distribution is to be in a form other than lump sum, the effective date of a final income crediting election made after Board of Directors membership has ceased. Distributions under the Deferred Fee Plan can be made only in cash. As of March 20, 1997, all Outside Directors were participants in the Deferred Fee Plan.

     The following table sets forth Common Stock "phantom stock" units credited to each participant's account during 1996 and total units credited as of March 20, 1997:

                                                           PHANTOM STOCK UNITS
                                                                CREDITED
                                                       ---------------------------
                                                       IN FISCAL        AS OF
                                                         1996       MARCH 20, 1997
                                                       ---------    --------------
J. Evans Attwell.....................................    2,322          31,046
Richard J. Burgess...................................      507             507
Thomas H. Cruikshank.................................    1,977           1,977
Peter J. Fluor.......................................    2,231          28,100
William R. Grant.....................................    2,091          21,913
Dean P. Guerin.......................................    2,034          23,276
Richard M. Morrow....................................    2,085           9,382
Dee S. Osborne.......................................    2,189          27,050
Sidney R. Petersen...................................      283             283
Sam F. Segnar........................................      507           3,353
R. A. Walker.........................................      283             283

CERTAIN TRANSACTIONS

     During 1996, the Company retained the law firm of Vinson & Elkins L.L.P., of which Mr. Attwell is of counsel, to perform various legal services for the Company. Vinson & Elkins L.L.P. has been retained to perform similar services in 1997.

     During 1996, the Company retained the law firm of Moyers, Martin, Santee, Imel & Tetrick ("Moyers, Martin"), of Tulsa, Oklahoma, with respect to matters of Oklahoma law. Moyers, Martin has been retained to perform similar services with respect to matters of Oklahoma law in 1997. Mr. D. Stanley Tacker, Mr. Galt's son-in-law, is a partner in Moyers, Martin. Mr. Galt is Chairman and Chief Executive Officer of the Company.

     Consulting Agreement. Robert W. Shower resigned as an officer of the Company on April 30, 1996 and a Director of the Company on July 15, 1996. In connection with his termination of employment, Mr. Shower entered into a consulting agreement whereby his Restricted Stock Agreement dated March 17, 1995, was amended to provide for the forfeiture restrictions thereunder to lapse as of March 17, 1998 if Mr. Shower performs substantial services pursuant to the consulting agreement or, if earlier, the date Mr. Shower dies or becomes disabled or the date the Compensation Committee in its sole discretion waives such forfeiture restrictions. The terms of the stock option granted to Mr. Shower on March 20, 1992 were amended so that it will be fully exercisable until January 31, 1998.

     Mr. Shower has agreed to provide consulting services to the Company until April 30, 1998. Mr. Shower will receive an aggregate of $120,000 during the term of the consulting arrangement, subject to reduction if he ceases to be a consultant (other than for reason of death or disability).

     Pursuant to the requirements of Section 16(a) of the Exchange Act, Stephen
A. Thorington, Vice President, Finance and Treasurer of the Company, filed a report of change in beneficial ownership on Form 4 with the Securities and Exchange Commission ("SEC") during July 1996. However, because the purchase to which the Form 4 related occurred during May 1996, Mr. Thorington's filing was not timely made. Mr. Thorington has advised the Company that he has made all other Section 16(a) filings during 1996 on a timely basis.

     Pursuant to the requirements of Section 16(a) of the Exchange Act, R. A. Walker, Director of the Company, filed a statement of beneficial ownership of securities on Form 3 with the SEC during November 1996. However, because the event to which the Form 3 related occurred on October 3, 1996, Mr. Walker's filing was not timely made. Mr. Walker has advised the Company that he has made all other Section 16(a) filings during 1996 on a timely basis.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1995 and 1996, of those persons who were, at December 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                              --------------------------
                                                                                        AWARDS
                                                             ANNUAL           --------------------------
                                                          COMPENSATION                      SECURITIES
                                                      --------------------                  UNDERLYING      ALL OTHER
              NAME & PRINCIPAL                                     BONUS      RESTRICTED   OPTIONS/SARS    COMPENSATION
                  POSITION                    YEAR    SALARY($)    ($)(1)      STOCK(2)      (SHS.)(3)        ($)(4)
              ----------------                ----    ---------    ------     ----------   ------------    ------------
Barry J. Galt...............................  1996    $516,000    $290,440          0         100,000        $30,960
  Chairman of the Board                       1995    $496,650    $167,000      6,000(6)      100,000        $59,899
  and Chief Executive Officer                 1994    $496,000    $      0(5)       0         100,000        $55,333
Robert F. Vagt (6)..........................
  President and Chief Operating Officer
John W. Elias...............................  1996    $294,000    $136,000          0          40,000        $17,640
  Executive Vice President                    1995    $283,704    $ 76,000      3,000(6)       40,000        $31,104
                                              1994    $270,000    $      0(5)       0          40,000        $27,982
Richard F. Barnes...........................  1996    $250,000    $ 36,000          0          15,000        $11,000
  Senior Vice President,                      1995    $242,400    $ 22,500      2,000(6)       15,000        $10,848
  ENSTAR Alaska                               1994    $232,000    $      0(5)       0          16,000        $10,846
T. P. McConn................................  1996    $250,000    $100,000          0          22,000        $14,760
  Senior Vice President,                      1995    $236,385    $ 55,000      2,000(6)       22,000        $24,715
  Domestic Exploration and Production         1994    $222,000    $      0(5)       0          24,000        $22,174
John N. Goodpasture.........................  1996    $222,000    $ 94,000          0          20,000        $13,230
  Senior Vice President,                      1995    $213,216    $ 64,000      2,000(6)       20,000        $21,572
  Pipelines and Marketing                     1994    $199,500    $      0(5)       0          16,000        $19,451

---------------

(1) Amounts shown are cash compensation earned by the Named Officers under the Executive Incentive Plan or, in the case of Mr. Barnes, as a discretionary bonus for the respective fiscal years.

(2) The following is the market value of the restricted stock held by the Named Officers at December 31, 1996: Mr. Galt -- $132,000, Mr. Elias -- $66,000, Mr. Barnes -- $44,000, Mr. McConn -- $44,000 and Mr. Goodpasture -- $44,000. The Company does not currently pay dividends on Common Stock; however, it would pay dividends on the restricted stock should the Company change its dividend policy.

(3) No grants of stock appreciation rights have been made.

(4) Amounts reported under "All Other Compensation" represent contributions by the Company to defined contribution plans.

(5) The Named Officers did not receive any bonuses under the Company's 1994 Executive Incentive Plan. In lieu thereof the Named Officers received grants of restricted stock in early 1995.

(6) Robert F. Vagt became President and Chief Operating Officer of the Company on October 3, 1996. Upon the consummation of the Company's merger with Global Natural Resources Inc. Mr. Vagt's annual salary for 1996 was
    $               .

COMPENSATION ARRANGEMENTS

     Employment Agreement. In December 1983, Mr. Galt entered into an employment agreement with the Company with an initial term of three years. Pursuant to the employment agreement, the term is automatically extended for an additional year on each anniversary of the agreement, unless terminated prior to such renewal by either Mr. Galt or the Company, so that the remaining term of the agreement has ranged from two to three years. If, however, the Company terminates Mr. Galt's employment because of gross negligence or willful misconduct in the performance of his duties, the employment agreement will terminate. Similarly, if Mr. Galt terminates his employment agreement voluntarily other than in connection with a "change of control" of the Company or other than because he is not re-elected to his current positions

(including as a director) or is assigned materially inconsistent duties, the employment agreement will terminate.

     Mr. Galt's annual salary is subject to review and possible increase by the Compensation Committee on an annual basis. Mr. Galt received a 6.6% salary increase from his effective annual salary of $516,000 in 1996 to $550,000 for 1997.

     During the term of his employment, Mr. Galt will also receive the use of an automobile, various club memberships and certain other personal and business related benefits.

     Executive Severance Agreements. Messrs. Galt, Elias, Barnes, McConn and Goodpasture entered into agreements effective March 17, 1995 with the Company (the "Agreements") that provide certain severance benefits in the event their employment is subject to an involuntary termination (as defined) within two years following a change of control (as defined) of the Company. The initial term of the Agreements is two years and the Company may extend the Agreements for successive two-year terms following the initial term; however, if a change of control occurs during the term of the Agreements, the Agreements cannot terminate until two years after the change of control. The Agreements generally provide for (a) the payment of 2.99 times the sum of annual salary and targeted incentive bonus at the time of the change of control or the involuntary termination, whichever is greater, and, where applicable, reduced by the present value of any salary continuation or severance payments payable under any other Company plan, policy or agreement, other than a plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended,
(b) the payment of the remaining portion of prior year's incentive bonuses and, if the involuntary termination occurs after an incentive bonus is earned but before it is paid, 2 times the objective portion of the incentive bonus, (c) the continuation of health and insurance benefit coverage at active employee cost for up to thirty-six months, and (d) outplacement services up to a maximum cost of $6,000. If the severance benefits under an Agreement, in conjunction with any other amounts paid to the applicable executive by the Company constitute a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1996, as amended, (the "Code"), amounts payable under that Agreement will either be reduced or paid in full, whichever produces the better net after-tax position for the executive.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following is information with respect to the unexercised Options to purchase Common Stock under the Company's stock option plans granted to the Named Officers and held by them at December 31, 1996.

                                                               NUMBER OF               VALUE OF UNEXERCISED
                                 NUMBER                  SECURITIES UNDERLYING             IN-THE-MONEY
                                   OF                  UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                 SHARES                  AT DECEMBER 31, 1996             AT DECEMBER 31,
                                ACQUIRED                       (SHARES)                     1996($)(1)
                                   ON       VALUE     ---------------------------   ---------------------------
                                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                --------   --------   -----------   -------------   -----------   -------------
Barry J. Galt.................        0           0     550,000        390,000      $5,939,250      $764,375
Robert F. Vagt................
John W. Elias.................        0           0      20,000        200,000      $        0      $185,000
Richard F. Barnes.............        0           0      61,420         60,600      $  588,189      $119,688
T. P. McConn..................   23,000    $303,813      71,600         90,400      $  535,750      $182,250
John N. Goodpasture...........   20,000    $301,250      46,400         70,600      $  343,750      $142,813

---------------

(1) Value based on the closing price on the NYSE Composite Tape for Common Stock on December 31, 1996 ($22.00 per share).

OPTION GRANTS

     The following is information with respect to grants of Options in fiscal 1996 pursuant to the Company's stock option plans to the Named Officers reflected in the Summary Compensation Table on page 8. No stock appreciation rights were granted under those plans in fiscal 1996.

                                                                                         POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                                            -----------------                               ANNUAL RATE OF
                            NUMBER OF          % OF TOTAL                                     STOCK PRICE
                           SECURITIES         OPTIONS/SARS      EXERCISE                     APPRECIATION
                           UNDERLYING          GRANTED TO       OR BASE                   FOR OPTION TERM(2)
                          OPTIONS/SARS        EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
         NAME           GRANTED (SHS.)(1)      FISCAL 1996      ($/SH.)       DATE          5%          10%
         ----           -----------------     ------------      --------   ----------   ----------   ----------
Barry J. Galt.........       100,000              4.92           $23.50    7/16/2006    $1,477,902   $3,745,295
Robert F. Vagt........
John W. Elias.........        40,000              1.97           $23.50    7/16/2006    $  591,161   $1,498,118
Richard F. Barnes.....        15,000               .74           $23.50    7/16/2006    $  221,685   $  561,794
T. P. McConn..........        22,000              1.08           $23.50    7/16/2006    $  325,139   $  823,965
John N. Goodpasture...        20,000               .98           $23.50    7/16/2006    $  295,580   $  749,059

---------------

(1) Options were granted to the Named Officers on July 15, 1996. The exercise price per share is equal to the closing price of Common Stock on the NYSE Composite Tape on the date of grant. Options granted vest in four equal annual increments beginning one year from date of grant. The Compensation Committee has the authority to accelerate the vesting of outstanding Options including upon the occurrence of a "change of control".

(2) The dollar amounts under these columns represent the potential realizable value of each grant of Options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates of return prescribed by the Securities and Exchange Commission ("SEC"). These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to shareholders. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program, as structured and implemented by the Compensation Committee (the "Committee"), consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) the opportunity to earn long-term stock-based incentives that are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The compensation program is structured to provide senior management with a total compensation package that -- at expected levels of performance -- is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of the Company's size. The peer companies (the "Peer Group") named under the heading "Shareholder Return Performance Presentation" are the only group of companies specifically utilized by the Compensation Committee in evaluating executive compensation levels of the executive officers named in the Summary Compensation Table; however, the Committee receives advice regarding compensation levels from the compensation and benefits practice of KPMG Peat Marwick LLP ("KPMG"), an outside compensation consulting firm, which utilizes a number of other sources, including information from other companies depending upon the job content of the executive officer whose salary is being reviewed.

     Base Salary Program. The Company's base salary program is designed to provide base salaries for senior management that are generally more conservative than those provided by other companies in the Peer Group. The base salaries for the Company's senior management group are generally targeted by the Committee to fall just below the 50th percentile for the Peer Group, although salaries for certain key managers may be above the 50th percentile. The Committee believes that the Company's ability to provide salaries that are competitive with market alternatives, which vary depending upon the nature and level of the position in question, is critical to attracting and maintaining talented senior managers. The Committee reviews information obtained from proxy statements, special surveys and other sources and employs the services of KPMG to analyze the competitive level of senior management compensation. Based upon this review, the Committee believes that the percentile target described above has been met.

     The Committee reviews and adjusts executive base salaries annually based on each individual employee's performance over time (assessed using discretion), general competitive market salary levels and the Company's market capitalization and cash flow generated from operations. No specific weight or emphasis is placed on any one of these factors.

     Under the terms of Mr. Galt's employment agreement with the Company, Mr. Galt's salary is subject to review by the Committee for possible increases each year.

     In 1996, the Committee increased Mr. Galt's salary from $516,000 for 1996 to $550,000 for 1997, which is an increase of 6.6%, in order to recognize the Company's achievements in 1996 under Mr. Galt's leadership including the completion of the Company's merger with Global Natural Resources Inc. and, as well as the purchase of assets in Egypt from Exxon Corporation ("Exxon").

     Short-Term Incentive Compensation. The impact of the Committee's linking compensation to performance can also be illustrated by the operation of the Company's Executive Incentive Plan for 1996 (the "1996 Plan"). Under the Company's Executive Incentive Plan, the Committee grants annual cash incentive awards that are dependent upon the Company's achievement of previously established objectives for the fiscal year and an evaluation of each individual participant's contributions to those achievements. The Committee utilizes data obtained from KPMG to determine the targeted annual incentive award levels for plan eligible positions. Such targeted awards are intended by the Committee to fall just above the 50th percentile for the Peer Group, although target awards for certain key managers may be significantly above the 50th percentile.

     Annual incentive award targets are expressed as a percentage of total salary earned during a given year ranging from 15% to 50%, but can increase to a maximum of two times the targeted percentage or decrease to zero for any year, based upon the achievement of predetermined objective and subjective performance goals. The 1996 Plan had four performance criteria, two objective and two subjective. Each component is measured independently and has a weighting of 25%. The objective components are: pre-tax cash flow from operations compared to the Company's Operating Plan and pre-tax cash flow from exploration and production operations to exploration and production revenue ratio in relation to Peer Group companies. The subjective components are: company stock performance in relation to Peer Group companies and an assessment of individual executive performance.

     Under the two objective components of the Executive Incentive Plan, because the Company's actual pre-tax cash flow from operations was 145% of the amount targeted in the Company's operating plan, participants in the Executive Incentive Plan received 190.3% of the 25% targeted amount for the pre-tax cash flow generated from operations ("PCFO") to annual operating plan. Since the Company ranked 12th out of 20 peer companies based on PCFO to revenue ratio, participants earned 60% of the 25% of the participants' total target award.

     As indicated above, the remaining half of the award is the subjective portion. Of this amount, the Committee has adopted a policy that one-half of this amount (25% of an individual's target bonus) will be based upon the performance of the Common Stock for the preceding fiscal year compared to the performance of the common stock of the Peer Group. The remaining half of the subjective portion is based upon the individual employee's contribution to the Company's annual success in his or her area of responsibility, measured by both quantitative and qualitative factors. No specific formula is utilized for weighing individual performance. Because the performance of the Common Stock did not compare favorably to the stock performance of the Peer Group companies during 1996, participants in the Executive Incentive Plan did not receive an award for this component. As for individual performance, the remaining 25% of the target award under the 1996 Plan, the cash awards averaged 133% of the targeted amount for this component. The awards for individual performance were intended to recognize certain individual achievements as well as those individuals most involved in effecting the Company's merger with Global Natural Resources Inc. and for the purchase of the Exxon assets in Egypt.

     Mr. Galt received a cash bonus for 1996 of $290,440. The award was based upon the Committee's recognition of achievements in 1996 under Mr. Galt's leadership including the completion of the Company's merger with Global Natural Resources Inc. and for the purchase of the Exxon assets in Egypt.

     Long-Term Incentive Compensation. The Company currently grants long-term incentive compensation in the form of stock options. The Committee emphasizes incentive compensation in the form of stock options because they tend to align the interests of employees and shareholders by rewarding performance that increases shareholder values. Option holders will only recognize value when the stock price increases over the exercise price established on the date of grant. The Committee does not utilize the number of options or shares held by any individual as a factor to limit option grants to that individual in subsequent years.

     The Committee establishes the overall level of stock options by considering the stock option grant levels of companies included in the Peer Group. Stock option awards by the Company are targeted by the Committee to fall at or above the 75th percentile among the Peer Group. The Committee bases individual option grants on individual performance (assessed using discretion) and level of responsibility of the optionee.

     All outstanding options have terms of ten years. The Committee adopted a policy in 1996 to provide that all options granted in 1996 and thereafter would vest in four equal annual installments beginning one year from the date of grant. All options have been granted at 100% of the market value of the Common Stock on the date of grant. The exercise price is payable in cash, shares of Common Stock, or any combination thereof.

     The Company's philosophy is to provide stock option awards at or above the 75th percentile. On July 16, 1996, the Committee granted non-qualified stock options to purchase an aggregate of 100,000 shares of Common Stock to Mr. Galt for an exercise price of $23.50 per share. The options were granted at 100% of fair market value on the date of grant. The option grant was based on a competitive number of options for chief executive officers in the Peer Group granted to the chief executive officers of the companies in the Peer Group based on an analysis of information available for fiscal 1995. The options will not produce gain for Mr. Galt unless the Company's share price rises over the exercise price established on the date of grant and therefore emphasize pay-for-performance in the form of enhanced shareholder value.

     The Committee periodically reviews the Company's executive compensation package to ensure that the Company provides an appropriate mix of base salary and short-term and long-term compensation opportunities that are competitive with market alternatives.

     Section 162(m). Section 162(m) of the Code, which was enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent taxable years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualified under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. The Committee has been advised that the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the Company's stock option plans should not be limited by Section 162(m) of the Code. During 1997, no executive of the Company is expected to receive compensation in excess of $1 million unless a significant number of vested stock options are exercised.

                                            Compensation Committee
                                            Peter J. Fluor, Chairman
                                            Thomas H. Cruikshank
                                            Dee S. Osborne
                                            Sam F. Segnar

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared by using data from the Standard and Poor's Compustat Database for use in this Proxy Statement. As required by applicable rules of the Securities and Exchange Commission, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1991.

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     Due to the Company's merger with Global Natural Resources Inc. and other organizational changes and/or restructuring within some of the companies in the Peer Group, the peer group companies were changed.

     The prior industry peer group (the "Prior Peer Group") consisted of the following companies: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Enron Oil & Gas Company, Equitable Resources, Inc., Louisiana Land & Exploration Company, Mesa Inc., Mitchell Energy & Development Corp., Murphy Oil Corporation, Noble Affiliates, Inc., Oryx Energy Company, Parker & Parsley Petroleum Company, Pennzoil Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Southwestern Energy Company, Union Texas Petroleum Holdings, Inc. and Vastar Resources, Inc.

     The current industry peer group (the "Current Peer Group") is comprised of the following: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Enron Oil & Gas Company, Enserch Exploration, Equitable Resources, Inc., Louisiana Land & Exploration Company, Mesa, Inc., Noble Affiliates, Inc., Nuevo Energy, Oryx Energy Company, Parker & Parsley Petroleum Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Union Pacific Resources, United Meridian Corporation and Vastar Resources, Inc.

                           SEAGULL ENERGY CORPORATION

                           COMPARATIVE TOTAL RETURNS
                          DECEMBER 1991-DECEMBER 1996
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG SEAGULL ENERGY CORPORATION, S&P 500 INDEX AND PEER GROUPS

                              [PERFORMANCE GRAPH]

                                    12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
                                    ---------------------------------------------------------------
    Seagull Energy Corporation      $100.00    $125.76    $205.05    $154.55    $179.80    $177.78
    S&P 500                         $100.00    $107.64    $118.50    $120.06    $165.18    $203.11
    Prior Peer Group                $100.00    $111.62    $133.87    $119.67    $139.94    $179.86
    Current Peer Group              $100.00    $116.42    $140.94    $123.68    $152.40    $191.13

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has an Executive Supplemental Retirement Plan (the "Retirement Plan") in which Barry J. Galt is the only current participant. The Retirement Plan was established to provide supplemental retirement benefits for those employees who are designated by the Compensation Committee as participants and who complete the required period of employment with the Company. Benefits under the Retirement Plan constitute unfunded, unsecured obligations of the Company. The Retirement Plan provides a benefit for the surviving spouse of a participant who dies before retirement with a vested benefit.

     Subject to specified vesting requirements, a participant is entitled to receive commencing upon termination of his or her employment by the Company or upon his or her normal retirement date, whichever is later, a pension equal to the applicable percentage of average monthly compensation less 50% of his or her social security benefit. Compensation covered by the Retirement Plan includes base salary only. Mr. Galt is fully vested under the Retirement Plan.

     For Mr. Galt, the applicable percentage is 50% and his average monthly compensation (which does not include bonuses) is determined based on his last three consecutive calendar years of employment with the Company. Based on Mr. Galt's current effective annual salary for 1997 of $550,000, the estimated annual benefit for Mr. Galt, assuming retirement at age 65, is $265,547 with such payment continuing to the survivor for life upon the death of either Mr. Galt or his spouse.

ENSTAR NATURAL GAS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Richard F. Barnes is the only Named Officer eligible to participate in the ENSTAR Natural Gas Company Supplemental Executive Retirement Plan (the "ENSTAR SERP").

     On November 7, 1994, the Board of Directors adopted the ENSTAR SERP to restore retirement benefits lost by certain employees under certain ENSTAR Natural Gas Company qualified plans, including the ENSTAR Retirement Plan, as a result of the limits on qualified plan compensation ($160,000 for 1997) under
Section 401(a)(17) of the Code. Eligible employees become participants of the ENSTAR SERP upon designation by the Compensation Committee. Benefits under the ENSTAR SERP constitute unfunded, unsecured obligations of the Company. Subject to specified vesting requirements, a participant in the ENSTAR SERP (or his beneficiary or beneficiaries) is entitled to receive a lump sum benefit upon termination of employment. Mr. Barnes is fully vested in his benefit under the ENSTAR SERP.

     The ENSTAR SERP provides a supplemental retirement benefit equal to the excess, if any, of the present value of the benefit that would have been payable under the ENSTAR Retirement Plan if such participant's average monthly compensation was based on his "Plan Compensation" (without regard to the limitation on compensation under Section 401(4)(a)(17) of the Code), over the present value of the benefit actually payable under the ENSTAR Retirement Plan. "Plan Compensation" is defined as 5/6ths of the sum of a participant's annual base salary as of January 1 of each year and any cash bonus paid during the year. Each present value is determined based on the UC-1984 Mortality Table and the Pension Benefit Guaranty Corporation interest rates in effect at the time of the participant's termination of employment.

     Based on Mr. Barnes' current compensation level of $298,000, the estimated supplemental retirement benefit for Mr. Barnes, assuming retirement at age 65 and an interest rate of 6%, is a lump sum payment of $230,800.

ENSTAR NATURAL GAS COMPANY RETIREMENT PLAN

     Richard F. Barnes is the only Named Officer eligible to participate in the ENSTAR Natural Gas Company Retirement Plan for Salaried Employees (the "ENSTAR Retirement Plan").

     The salaried employees of ENSTAR Natural Gas Company, a division of the Company, are eligible to participate in the ENSTAR Retirement Plan. Under the non-contributory plan, a participant who retires at or after the age of 65 with four years of plan participation is eligible for a monthly retirement benefit equal to 2% of the participant's average monthly compensation multiplied by his or her years of benefit service not to exceed ten full years, added to an amount equal to 1% of the participant's average monthly compensation multiplied by his or her years of benefit service exceeding ten full years. Benefits under the ENSTAR Retirement Plan are not subject to reduction because of social security benefits but are reduced by benefits payable under another defined benefit plan to the extent that there is a duplication of benefits for the same period of service.

     The ENSTAR Retirement Plan provides that a participant's benefit will be determined pursuant to the above formula as of the date of termination of employment, but also provides that such benefit will be at least equal to (1) the participant's accrued benefit as of December 31, 1988 or if greater, (2) the sum of the participant's accrued benefit as of December 31, 1993 and his accrued benefit determined under the benefit formula applicable for plan years beginning on and after January 1, 1994 based on years of accrual service credited on and after January 1, 1994.

     A participant (or his or her beneficiary) may also be entitled to the foregoing benefit under the ENSTAR Retirement Plan if the participant terminates employment by reason of early retirement (i.e., after the participant has attained the age of 55 and completed five years of vesting service), by reason of total and permanent disability, by reason of death or if the participant terminates employment after the participant has attained a "vested percentage" in his or her ENSTAR Retirement Plan benefit based on his or her years of vesting service under the following schedule:

                          YEARS OF                                VESTED
                          SERVICE                               PERCENTAGE
                          --------                              ----------
Less than 5.................................................         0%
5 or more...................................................       100%

     The following table shows estimated annual benefits payable upon normal retirement at age 65 based on certain salary assumptions and years of service.

                              PENSION PLAN TABLE*

                                                    YEARS OF SERVICE
            RANGE OF               ---------------------------------------------------
          COMPENSATION               15         20         25         30         35
          ------------             -------    -------    -------    -------    -------
$ 50,000.........................  $12,500    $15,000    $17,500    $20,000    $22,500
$ 75,000.........................  $18,750    $22,500    $26,250    $30,000    $33,750
$100,000.........................  $25,000    $30,000    $35,000    $40,000    $45,000
$125,000.........................  $31,250    $37,500    $43,750    $50,000    $56,250
$150,000.........................  $37,500    $45,000    $52,500    $60,000    $67,500
$160,000.........................  $40,000    $48,000    $56,000    $64,000    $72,000

---------------

* For purposes of determining the benefits shown above, plan compensation for all years of service has been limited in accordance with the limits on qualified plan compensation under Section 401(a)(17) of the Code, without regard to any future adjustments for changes in the cost of living. Benefits accrued prior to January 1, 1994 with respect to plan compensation in excess of $150,000 have been disregarded.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels and participation until normal retirement at age 65, with respect to Mr. Barnes under the provisions of the ENSTAR Retirement Plan.

                                   ESTIMATED                                                      ESTIMATED
                       CURRENT     CREDITED                                                     ANNUAL BENEFIT
                       CREDITED    YEARS OF                             CURRENT COMPENSATION       PAYABLE
                       YEARS OF     SERVICE     CURRENT COMPENSATION     ADJUSTED FOR PLAN           UPON
                       SERVICE     AT AGE 65      COVERED BY PLANS      COMPENSATION LIMITS       RETIREMENT
                       --------    ---------    --------------------    --------------------    --------------
Richard F. Barnes....   24          36                $298,000                $160,000             $81,000*

---------------

* This benefit assumes the current limit on plan compensation, $160,000, will remain at $160,000 (with no inflationary adjustments). Mr. Barnes' service from 1967 through 1980 has been recognized under this plan and another retirement plan. Accordingly, his benefit under the ENSTAR Retirement Plan formula has been reduced by $7,896 per year, which is his accrued benefit under the other plan.

                             PRINCIPAL SHAREHOLDERS

     To the knowledge of the management of the Company and based upon filings with the Securities and Exchange Commission (the "SEC"), the only persons who may be deemed to own beneficially more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of March 20, 1997, are named in the following table:

                   NAME AND ADDRESS
                 OF BENEFICIAL OWNER                    NUMBER OF SHARES    PERCENT OF CLASS
                 -------------------                    ----------------    ----------------
MacKay Shields Financial Corporation(1)...............     5,316,000                  %
  9 West 57th Street
  New York, NY 10019
The Prudential Insurance Company of America(2)........     6,546,741                  %
  75 Broad Street
  Newark, NJ 07102-37777
Wellington Management Company, LLP(3).................     3,793,700                  %
  75 State Street
  Boston, Massachusetts 02109

---------------

(1) According to information provided by MacKay Shields Financial Corporation ("MacKay"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, MacKay is the beneficial owner of 5,316,000
    shares (     %) of the Common Stock which are owned by numerous investment counseling clients, none of which is known to have such interest with respect to more than five percent of the class. MacKay has shared voting and dispositive power with respect to all such shares.

(2) According to information provided by The Prudential Insurance Company of America ("Prudential"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Prudential is the beneficial owner
    of 6,546,741 shares (     %) of the Common Stock which are owned by numerous
    investment counseling clients, none of which is known to have such interest with respect to more than five percent of the class. Prudential has sole voting and dispositive power as to 5,974,261 shares and shared voting and dispositive power as to 572,480 shares.

(3) According to information provided by Wellington Management Company ("WMC"), WMC in its capacity as investment adviser, may be deemed the beneficial
    owner of 3,793,700 shares (     %) of the Common Stock which are owned by
    numerous investment counseling clients, none of which is known to have such interest with respect to more than five percent of the class. WMC has shared voting power as to 1,576,200 shares and shared dispositive power as to 3,793,700 shares. Because WMC has shared voting power with respect to only 1,576,200 shares, and no voting power with respect to the remaining shares beneficially owned by WMC, it is deemed to own or control only these
    1,576,200 shares (     %) for purposes of the Public Utility Holding Company
    Act of 1935.

                        PROPOSED AMENDMENT TO THE BYLAWS

     On March 7, 1997, the Board of Directors adopted a resolution recommending that the following amendment to the Bylaws (the "Bylaw Amendment") be submitted to the Company's shareholders for their approval at the Annual Meeting. Pursuant to the Bylaw Amendment, the second paragraph of Article III, Section 1 of the Bylaws would be amended to read in its entirety as follows:

          "The authorized number of directors that shall constitute the entire Board of Directors shall not be less than eight nor more than eighteen, and shall be determined from time to time by resolution of the Board of Directors (provided that no decrease in the number of directors that would have the effect of shortening the term of an incumbent director may be made by the Board of Directors). The Board of Directors shall be divided into three classes: Class I, Class II and Class III, and the membership of each class shall be as nearly as equal as possible. Except as otherwise provided in Section 8 of this
     Article III, each director elected at an annual meeting shall serve for a term ending on the third annual meeting following the meeting at which such director was elected. For purposes of the foregoing, as of May 1, 1997, the terms of the directors designated to Classes I, II and III were scheduled to expire at the Company's Annual Meetings of Shareholders for 1999, 1997 and 1998, respectively. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. The directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in this paragraph, the Board of Directors (by the affirmative vote of a majority of the total number of the directors) may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto; provided, however, that no such redesignation may have the effect of reducing the term to which a director was elected without the prior written consent of such director."

THE CURRENT CLASSIFIED BOARD PROVISIONS

     In 1986, Article III of the Company's Bylaws was amended to provide for a classified Board. Under the classified Board provisions, the Board is divided into three classes, each class to be as nearly equal in number as possible. The directors in each class are elected for a three-year term, and the terms of the classes are staggered so that the terms of approximately one-third of the Board of Directors expires at each annual meeting of shareholders.

     The classified Board provisions currently state that if the size of the Board is increased, then the director elected to fill the directorship will be assigned to a class in accordance with a specific formula set forth in the Bylaws. This formula is based upon the number of directors resulting from the increase in question. Pursuant to this formula, if the quotient resulting from dividing the number of authorized directors by three leaves a remainder of one (i.e., there is one director "left over"), then the director will be assigned to Class III. If the remainder is two, then one director will be assigned to Class III and one will be assigned to Class II.

     Article III of the Bylaws also currently provides that the number of directors will be determined by the Board of Directors, but that there will not be less than eight directors and there will not be more than 15 directors.

THE BYLAW AMENDMENT

     Under the terms of the proposed Bylaw Amendment, the Bylaws would be amended (i) to increase the maximum number of directors from 15 to 18 and (ii) to amend the classified Board provision so that upon an increase in the number of directors, the new directors may be assigned to any class designated by the Board, including the class with the longest remaining term.

     Maximum Number of Directors. As described under "Directors' Meetings and Committee Meetings of the Board of Directors," the Nominating Committee of the Board is charged with the responsibility of finding additional qualified individuals to serve on the Board. Although the number of directors may be increased or decreased by the Board of Directors, it may not be decreased below 8 directors nor increased above 15 directors.

     Because the current number of directors is 15, the Board could not increase the number of directors in order to elect any additional individuals to the Board, unless the same number of current directors were to resign from the Board. Therefore, the Bylaw Amendment increases the maximum number of directors to 18 in order to give the Board of Directors the ability to add new members whose qualifications will enhance the Board.

     Assignment of New Directors to Classes. If the size of the Board is increased beyond its then current size, then each director elected to fill a new directorship must be assigned to one of the three classes of directors. As described above, the current method for this assignment process is to assign the "remainder" directors first to Class III, then to Class II and then to Class I. However, the Board may wish to elect the new director to the longest possible term at the time, and Class III may not then have the longest remaining term. For example, after the 1997 Annual Meeting, the class of directors with the longest remaining term will be Class II (with its term expiring at 2000 annual meeting), and the class with the shortest remaining term will be Class III (with its term expiring at the 1998 annual meeting).

--------------------------------------------------------------------------------

                                     PROXY

                           SEAGULL ENERGY CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 13, 1997
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

    The undersigned hereby appoints Barry J. Galt and Robert F. Vagt as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock of Seagull Energy Corporation (the "Company"), held of record by the undersigned on March 20, 1997, at the Annual Meeting of Shareholders to be held May 13, 1997, or any adjournment(s) or postponement(s) thereof.

    The undersigned hereby revokes any proxy to vote shares held by the undersigned heretofore given. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.

    Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

I plan to attend the meeting (Please check if yes)  [ ]

    This proxy may be revoked at any time prior to the voting of the proxy by the execution and submission of a revised proxy, by written notice to the Secretary of the Company or by voting in person at the meeting.

                (Continued and to be signed on the reverse side)
                                SEE REVERSE SIDE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1. Election of one director to serve in Class III until the 1998 Annual Meeting of Shareholders, two directors to serve in Class I until the 1999 Annual Meeting of Shareholders and five directors to serve in Class II until the 2000 Annual Meeting of Shareholders:

            Class III Nominee:  R. A. Walker
            Class I Nominees:  Milton Carroll, Robert F. Vagt
            Class II Nominees: J. Evans Attwell, Richard J. Burgess, Barry J. Galt, Dee S. Osborne, Sidney R. Petersen

      [ ]  For  [ ]  Withhold Authority  [ ]
                                             -----------------------------------
                                             For all nominees except as noted
                                                          above

2. Proposal to amend the Company's Bylaws to increase the permitted number of directors and amend the classified Board provisions.

          [ ]  For               [ ]  Against               [ ]  Abstain

3. Proposal to ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent public auditors of the Company for the fiscal year ending December 31, 1997.

          [ ]  For               [ ]  Against               [ ]  Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment(s) thereof.

                                   [ ]  Mark here for address change and
                                        note below

                                   If you receive more than one proxy
                                   card, please sign and return all
                                   cards in the accompanying envelope.

                                   Signature:                Date:
                                             ----------------     ---------
                                   Signature:
                                             ----------------     ---------
                                             (If held jointly)

--------------------------------------------------------------------------------